MANAGEMENT AGREEMENT

by and among

Roberts Realty Investors, Inc., Roberts Properties Residential, L.P.

and

A-III Manager LLC

Dated as of January 30, 2015

MANAGEMENT AGREEMENT, dated as of January 30, 2015 (the “Effective Date”), by and between Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), Roberts Properties Residential, L.P. (the “Operating Partnership”) and A-III Manager LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, through the Operating Partnership and its other direct and indirect subsidiaries, the Company invests and intends to continue to invest in Target Assets (as defined below), and the Company intends to operate its business in a manner that will allow the Company to qualify as a real estate investment trust for federal income tax purposes within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning in 2016, or such other year in which the Company first becomes eligible to qualify as a real estate investment trust under the Code; and

WHEREAS, the Company and the Operating Partnership, for themselves and on behalf of any current or future subsidiaries, desire to retain the Manager to manage and administer their business activities and day-to-day operations and to perform services for them in the manner and on the terms set forth herein, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the promises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a)           The following terms shall have the meanings set forth in this Section 1(a):

“Acquisition Fee” means an acquisition fee, calculated and payable in cash within five Business Days after the closing of any Property or other investment acquired by the Company or any Subsidiary after the date hereof, in an amount equal to 1% of the gross purchase price paid for each such Property or other investment, including the total equity invested by the Company or any Subsidiary, and any debt assumed or incurred to fund all or a portion of the gross purchase price paid for such Property or other investment; provided, however, that the Acquisition Fee shall not be applicable to (i) short-term temporary investments in money market funds, bank accounts and other money market instruments pending deployment of such capital in the Company’s operations or in other investments, (ii) investments in marketable securities purchased in an active secondary trading market and (iii) for any investment made through a joint venture with one or more partners that are not Affiliates of the Company, the pro rata portion of the gross purchase price for such investment attributable to any such joint venture partner’s equity investment based on the partner’s percentage equity interest in the joint venture; provided, however, that the Manager shall be entitled to be paid an acquisition fee and/or other economic benefit from such joint venture partner in respect of the partner’s pro rata share of the investment pursuant to the terms of a separate agreement between the Manager and the joint venture partner.  That arrangement shall be outside the scope of the joint venture agreement between the Company and the joint venture partner.  By way of example only, with respect to payments of an Acquisition Fee by the Company to the Manager, if the Company makes an investment through a joint venture with a partner where the Company and the joint venture partner each invests 50% of the equity in such investment, then the Manager will be entitled to receive a fee from the Company equal to 1% of one-half of the gross purchase price for such investment.

“Administration Agreement” has the meaning set forth in Section 2(d) hereof.

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any executive officer, general partner or managing member of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer, general partner or managing member. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Manager or its Affiliates for purposes of this Agreement.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 11(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee, calculated and payable quarterly in arrears, in an amount in cash equal to the product of: (i) the Equity of the Company as of the end of such fiscal quarter, and (ii) one-fourth of 1.50%. The Base Management Fee shall be pro rated for partial quarterly periods based on the number of days in such partial period compared to a 90 day quarter.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 9(c) hereof.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals. When used in this Agreement with reference to the Company’s business, assets, Properties, investment activities and operations, the Company shall be deemed to mean the Company and the Subsidiaries taken as a consolidated group, unless the context requires otherwise.

“Company Indemnified Party” has meaning set forth in Section 9(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(l) hereof.

“Confidential Information” has the meaning set forth in Section 6 hereof.

“Disposition Fee” means a disposition fee, calculated and payable in cash within five Business Days after the closing of any sale or other disposition by the Company or any Subsidiary of any Property or other investment after the date hereof, in an amount equal to the lesser of (i) 50% of a market brokerage commission for such disposition and (ii) 1% of the sale price with respect to such disposition; provided, however, that no Disposition Fee shall be payable with respect to (a) the disposition of any Legacy Property, (b) any disposition of a Property investment to an Affiliate of the Manager or (c) any disposition of an investment (or a portion of an investment) with respect to which the Manager was not entitled to receive an Acquisition Fee from the Company when such investment was acquired.

“Effective Termination Date” has the meaning set forth in Section 11(b) hereof.

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“Equity” means (a) the sum of (1) the net proceeds from all issuances of the Company’s Common Stock and OP Units (without double counting) and other equity securities from the date hereof, which shall include the issuance of Common Stock pursuant to the terms of the Stock Purchase Agreement on the date hereof (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance) and any issuances of Common Stock or OP Units in exchange for Property investments and other investments, plus (2) the product of (x) the sum of the (i) the number of shares of Common Stock issued and outstanding immediately prior to the date hereof and (ii) the number of shares of Common Stock for which the number of OP Units issued and outstanding immediately prior to the date hereof (excluding any OP Units held by the Company) may be redeemed in accordance with the terms of the Partnership Agreement and (y) the Purchase Price Per Share (as defined in the Stock Purchase Agreement) paid by the Purchaser for the shares of Common Stock issued by the Company to the Purchaser under the Stock Purchase Agreement, as such Purchase Price Per Share may be adjusted pursuant to the terms thereof, plus (3) the Company’s and the Operating Partnership’s (without double counting) retained earnings calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount in cash that the Company or the Operating Partnership has paid to repurchase Common Stock, OP Units or other equity securities of the Company as of the date hereof. Equity excludes (1) any unrealized gains, losses or non-cash equity compensation expenses that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between the Manager and the Company’s Independent Directors and approval by a majority of the Independent Directors and (3) the Company’s accumulated deficit as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Good Reason” means (a) a material breach or default by the Company of its obligations under this Agreement or (b) any material amendment, modification or supplement to the Investment Guidelines by the Board, or any material modification or revocation by the Board of the Manager’s authority set forth in the Investment Guidelines, that is not approved, or is rejected, by the Manager.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument or declaration of trust in the case of a trust, or similar governing documents in each case as amended.

“Incentive Fee” means an incentive fee, calculated and payable after each fiscal quarter, in an amount equal to the excess, if any, of (i) the product of (A) 20% and (B) the excess of (1) the Company’s Adjusted Net Income (described below) for such fiscal quarter and the immediately preceding three fiscal quarters over (2) the Hurdle Amount (described below) for such four fiscal quarters, less (ii) the sum of the Incentive Fees already paid or payable for each of the three fiscal quarters preceding such fiscal quarter. Any adjustment to the Incentive Fee calculation proposed by the Manager shall be subject to the approval of a majority of the Independent Directors.

For purposes of calculating the Incentive Fee, “Adjusted Net Income” for the preceding four fiscal quarters means the net income calculated in accordance with GAAP after all base management fees but before any acquisition expenses, expensed costs related to equity issuances, incentive fees, depreciation and amortization and any non-cash equity compensation expenses for such period. Adjusted Net Income will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as other non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges. For the avoidance of doubt, Adjusted Net Income includes net realized gains and losses, including realized gains and losses resulting from dispositions of Properties and other investments during the applicable measurement period.

For purposes of calculating the Incentive Fee, the “Hurdle Amount” is, with respect to any four fiscal quarter period, the product of (i) 7% and (ii) the weighted average gross proceeds per share of Common Stock or OP Unit of all of the Common Stock and OP Unit issuances (excluding issuances of Common Stock and OP Units, or equivalents thereof, as equity incentive awards), with each such issuance weighted by both the number of shares of Common Stock and OP Units issued in such issuance and the number of days that such issued shares of Common Stock and OP Units were outstanding during such four fiscal quarter period.

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The first Incentive Fee calculation will not occur until after completion of four fiscal quarters (including the fiscal quarter in which the date of this Agreement falls) following the date hereof. The Incentive Fee shall be pro rated for partial quarterly periods based on the number of days in such partial period compared to a 90 day quarter.

“Indemnified Party” has the meaning set forth in Section 9(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the rules of the NYSE MKT or such other securities exchange on which the shares of Common Stock are listed.

“Initial Term” has the meaning set forth in Section 11(a) hereof.

“Intellectual Property” means all work product, documents, code, works of authorship, programs, manuals, developments, processes, formulae, data, specifications, fixtures, tooling, equipment, supplies, processes, inventions, discoveries, improvements, trade secrets and know-how or similar rights.

“Intellectual Property Rights” means the worldwide right, title, and interest in any Intellectual Property and any goodwill appurtenant thereto, including, without limitation, all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, inventions, priority rights, patent rights, patents, and any other rights or protections in connection therewith or related thereto.

“Investment Advisors Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors) and the Manager Investment Committee.

“Legacy Property” means the real properties that are owned by the Company on the date of this Agreement as described on Exhibit A.

“Losses” has the meaning set forth in Section 9(a) hereof.

“Manager” has the meaning set forth in the Recitals.

“Manager Indemnified Party” has the meaning set forth in Section 9(a) hereof.

“Manager Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of employees of the Manager and its Affiliates and may change from time to time.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 6 hereof.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 11(c) hereof.

“NYSE MKT” means The NYSE MKT stock exchange.

“Operating Partnership” has the meaning set forth in the Recitals.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

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“Property” or “Properties” means any real property which is owned or leased, directly or indirectly, by the Company or any of the Subsidiaries.

“Property Management Fee” means a property management fee for services rendered in connection with the rental, leasing, operation and management of the Company’s real estate assets and the supervision of any non-Affiliates that are engaged by the Manager to provide such services, equal to 4% of the gross rental receipts received each month at the Company’s and its Subsidiaries’ Properties.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means A-III Investment Partners LLC, a Delaware limited liability company.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November 19, 2014, by and among the Company, the Operating Partnership and A-III Investment Partners LLC.

“Subsidiary” means (i) the Operating Partnership, (ii) any subsidiary of the Company, (iii) any partnership the general partner of which is the Company or any subsidiary of the Company, and (iv) any limited liability company the managing member of which is the Company or any subsidiary of the Company.

“Target Assets” means the types of assets identified as Target Assets within the parameters set forth in the Investment Guidelines.

“Termination Fee” means four (4) times the sum of (i) the average annual Base Management Fee, (ii) the average annual Incentive Fee, and (iii) the average annual Acquisition Fees and Disposition Fees, in each case earned by the Manager in the most recently completed eight calendar quarters prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 11(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 11(b) hereof.

As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a)           The Company hereby appoints the Manager to manage the investment activities, Properties and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 8 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, or is required hereby to cause the duties of the Manager as set forth herein to be provided by third parties.

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(b)           The Manager, in the performance of its obligations under this Agreement, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s business affairs and investment activities in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. The parties acknowledge that the Board has adopted the Investment Guidelines. The parties acknowledge that, during the term of this Agreement, any changes to the investment strategy proposed by the Manager that would require a change in the Investment Guidelines will be subject to approval by the Board, including a majority of the Independent Directors. The Company shall notify the Manager promptly of any amended, restated, supplemented or waived Investment Guidelines, including any modification or revocation of the Manager’s authority set forth in the Investment Guidelines; provided, however, that such modification or revocation shall not be applicable to investment transactions recommended by the Manager in respect of which the Company, or the Manager acting on its behalf, has, directly or indirectly, made a binding commitment or obligation prior to the date of receipt by the Manager of such notification. Further, if the Company, directly or indirectly, proposes to enter into any transaction in which the Manager, any Affiliate of the Manager or any of the Manager’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.

(c)           The Manager will be responsible for the day-to-day business activities, investment activities and operations of the Company and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i)             serving as the Company’s and the Subsidiaries’ advisor with respect to the periodic review (no less often than annually) of the Investment Guidelines and other parameters for the acquisition and disposition of Properties, financing activities and operations, any modifications to which shall be approved by a majority of the Independent Directors, and other policies for approval by the Board;

(ii)            advising the Board on strategic matters, including potential acquisitions, dispositions and financings;

(iii)           advising and acting on the Company’s behalf with respect to the Company’s and its Subsidiaries’ borrowing, issuances of securities and other capital raising requirements, including assistance in dealings with banks and other lenders, investment dealers and investors;

(iv)          administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s and each Subsidiary’s management in accordance with the Investment Guidelines, including, without limitation, entering into on behalf of the Company leases, service contracts, property management, leasing and development agreements and other third party agreements as may be necessary or advisable in connection with the operation of the Company’s business and properties, the collection of revenues and payment of the Company’s and the Subsidiaries’ debts and obligations, maintenance of appropriate computer services to perform its administrative functions, and maintaining and administering separate bank accounts and books of account on behalf of the Company and the Subsidiaries as may be directed by the Board and in compliance in all material respects with applicable securities laws and regulations;

(v)           upon request by the Board (but not more frequently than quarterly), furnishing reports and statistical and economic research to the Company regarding the Company’s and the Subsidiaries’ activities and services performed for the Company and any Subsidiaries by the Manager;

(vi)          assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(vii)         identifying, investigating, evaluating, selecting, conducting due diligence with respect to, and negotiating, structuring and closing, on the Company’s and its Subsidiaries’ behalf, of acquisitions, dispositions, financings and other transactions consistent with the Investment Guidelines;

(viii)        with respect to prospective purchases, sales or exchanges of Properties, conducting negotiations on the Company’s and the Subsidiaries’ behalf with sellers, purchasers and brokers, financing sources and, if applicable, their respective agents and representatives and closing such transactions on behalf of the Company and its Subsidiaries;

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(ix)          negotiating and causing the Company to enter into, subject to the Investment Guidelines, agreements relating to Company borrowings and other agreements and instruments required to conduct the business of the Company;

(x)           investigating, selecting, engaging and supervising, at the expense of the Company, independent contractors that provide advice to the Company including investment bankers, brokers, underwriters, legal and accounting services and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations and investments;

(xi)          coordinating and managing operations of any joint venture or co-investment interests of the Company and conducting all matters with the joint venture or co-investment partners;

(xii)         providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xiii)        providing portfolio management services to the Company;

(xiv)        arranging marketing materials, advertising, industry group activities and other promotional efforts designed to promote the Company and its business;

(xv)         causing the Company to retain qualified accountants to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems to enable the Company to comply in all material respects with its financial reporting obligations and applicable securities laws and regulations;

(xvi)        developing and implementing business plans and annual budgets and monitoring the Company’s financial performance;

(xvii)       advising with respect to investor relations strategies and activities, including performing investor relations services and shareholder communications for the Company;

(xviii)      advising with respect to regulatory compliance requirements, risk management policies and any litigation matters;

(xix)        supervising property managers and providing guidance to them with regards to operating expenses, lease negotiation terms and capital expenditures;

(xx)         making recommendations with respect to the payment of distributions, including dividends;

(xxi)        evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s intention to qualify as a REIT beginning in 2016, or such other year in which the Company first becomes eligible to qualify as a REIT under the Code, and with maintaining the Company’s REIT requirements thereafter and consistent with the Investment Guidelines;

(xxii)       supervising the Company’s efforts to qualify as a REIT beginning in 2016, or such other year in which the Company first becomes eligible to qualify as a REIT under the Code, and, thereafter, the Company’s compliance with the REIT provisions of the Code and the Company’s qualification and maintenance as a REIT, including soliciting required information from shareholders and complying with the applicable provisions of Company’s Governing Instruments; assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from shareholders to the extent required by the Code applicable to REITs;

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(xxiii)      assisting the Company with its public financial reporting and disclosure-related responsibilities, including preparing or causing to be prepared all financial statements and other reports and documentation required by the Securities Act, the Exchange Act, the NYSE MKT Company Guide (or such rules and guidelines applicable to any securities exchange on which the shares of Common Stock are listed) and other applicable laws;

(xxiv)      counseling the Company and the Operating Partnership regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, and monitoring compliance with the requirements for maintaining such exemptions and causing them to maintain such exemptions from such status;

(xxv)       reporting directly to the audit committee of the Board with respect to all financial matters;

(xxvi)      supervising the Company’s disclosure policy and reviewing all news releases and other public announcements;

(xxvii)     assisting the Company on all strategic and tactical matters as they relate to accounting, budget management, cost benefit analysis, risk management and forecasting needs;

(xxviii)    providing guidance on the development of a financial and operational strategy, and the ongoing development and monitoring of control systems designed to preserve the Company’s Properties and reporting of accurate financial results;

(xxix)      providing the Company with all necessary cash management services;

(xxx)       handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or the Subsidiaries may become subject arising out of the Company’s or the Subsidiaries’ day-to-day operations (other than with the Manager), subject to such limitations as may be imposed by the Board;

(xxxi)      using commercially reasonable efforts to cause expenses incurred by the Company or the Subsidiaries (or on their behalf) to be commercially reasonable or commercially customary and within any budgeted parameters or guidelines established by the Board from time to time;

(xxxii)     using commercially reasonable efforts to cause the Company to comply with all applicable laws;

(xxxiii)    maintaining the Company’s website;

(xxxiv)   investigating, selecting and, on behalf of the Company and the Operating Partnership, engaging and conducting business with and supervising the performance of, such Persons as the Manager deems necessary for the proper performance of its obligations hereunder, including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, contractors, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, mortgagees, the registrar and the transfer agent and any and all agents for any of the foregoing, including Affiliates of the Manager, and Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services, including, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing; and

(xxxv)    any additional services as may from time-to-time be agreed to in writing by Manager and the Company for which the Manager will be compensated on terms to be agreed upon between the Manager and the Independent Directors of the Company prior to the provision of such services.

(d)           The Manager will maintain an administration agreement, dated of even date herewith, by and between the Manager and the Sponsor (the “Administration Agreement”) pursuant to which the Sponsor will provide the Manager with the personnel, services and resources as needed by the Manager to enable the Manager to carry out its obligations and responsibilities under this Agreement, subject to Section 8(a)(xx) of this Agreement. The Company and the Operating Partnership shall be named third party beneficiaries of the Administration Agreement. If the Administration Agreement is terminated or materially amended, the Manager shall promptly notify the Board of such termination or provide a copy of such amendment.

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(e)           Subject to oversight by the Board, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 8(c) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Properties and other investments. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense. In lieu of retaining non-Affiliate third service providers as described in the preceding sentence, the Manager shall have the right to retain, on behalf of and at the cost and expense of the Company, Affiliates of the Manager, or to direct officers or employees of the Manager or its Affiliates, to provide any services that the Manager deems necessary or advisable in connection with the management and operations of the Company and its Properties and other investments, provided that the amounts paid by the Company for such services do not exceed the fees and expenses that a commercially reasonable third party service provider would have charged for such services and that any agreement between or among the Company and the Manager, on the one hand, and any Affiliate of the Manager, on the other hand, must be entered into on an arm’s-length basis with customary and market standard terms. If the Manager proposes to retain any Affiliate of the Manager, or to direct officers or employees of the Manager or its Affiliates, to provide any services that the Manager deems necessary or advisable in connection with the management and operations of the Company and its Properties and other investments pursuant to the preceding sentence, then such arrangement shall be subject to the prior approval of a majority of the Independent Directors. Further, on a quarterly basis, the Manager shall provide the Board a summary of any such arrangements with the Manager’s Affiliates describing the terms of the relationship and any fees paid to such Affiliate.

(f)            For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such real estate purchase and sale agreements, joint venture agreements, property management agreements, leasing and development agreements, title insurance agreements, leases, finance agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its reasonable discretion (but subject to the terms of this Agreement), deems necessary or appropriate pursuant to the authority otherwise granted to the Manager under this Agreement. This power of attorney is deemed to be coupled with an interest. If any transaction requires approval by the Independent Directors, the Manager will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction.

(g)           The Manager shall refrain from any action that, in its reasonable judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of the NYSE MKT or such other securities exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Instruments. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 9 of this Agreement.

(h)           The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the NYSE MKT Company Guide (or such equivalent guidelines applicable to any other securities exchange on which the shares of Common Stock are listed), Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

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(i)             The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(j)             The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, reports for the Board relating to any proposed or consummated investment in accordance with the Investment Guidelines.

(k)           Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing and subject to the provisions of Section 3(a), Section 8(a)(xx) and Section 8(b) hereof, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer, President, Chief Financial Officer, Secretary, and other appropriate officers of the Company to be approved and appointed by the Board, along with appropriate support personnel, to provide the services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(l)             The Manager shall provide personnel for service on the Manager Investment Committee.

(m)          The Manager shall obtain, for the benefit of Company and its officers and directors, at the Company’s expense pursuant to Section 8 hereof, customary directors’ and officers’ liability insurance, commercial general liability insurance, property and casualty liability insurance, and such other insurance coverages as are customary and appropriate for the Company and its assets, and the Manager and its personnel shall be named as additional named insureds under such policies to the extent feasible and appropriate in the Manager’s reasonable discretion; provided, that the Manager will obtain its own employer liability insurance or will be added as an additional insured under the employer liability insurance of one of its Affiliates.

(n)           The Manager, at the sole cost and expense of the Company, shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE MKT or such other securities exchange on which the shares of Common Stock are listed and as otherwise reasonably requested by the Company or its Board from time to time.

(o)           The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading (collectively, the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

(p)           The Manager shall use its commercially reasonable efforts to cause the Company to comply with its covenants and obligations under the Transaction Agreements, as such term is defined in the Stock Purchase Agreement.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions; Other Agreements.

(a)           Devotion of Time.  The Manager, through the Sponsor and its Affiliates, will provide a management team (including a chief executive officer, president, chief financial officer, secretary and such officers as the Manager deems appropriate, subject to approval and appointment of such officers by the Board) along with appropriate support personnel, to deliver the management services to the Company hereunder. The members of such management team shall devote such of their working time and efforts to the management of the Company as the Manager deems reasonably necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time; provided, however, that the Manager shall have the right, but not the obligation, to provide a dedicated or partially dedicated chief financial officer, chief operating officer, controller, investor relations professional, or internal legal counsel. To the extent the Manager elects to provide the Company with any dedicated or partially dedicated chief financial officer, chief operating officer, controller, investor relations professional or internal legal counsel, each of whom will be an employee of the Manager or one of its Affiliates, such personnel are referred to herein as “Dedicated Employees.” The Company shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under this Agreement.

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(b)           Other Activities. Except as provided in the last sentence of this Section 3(b), or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Sponsor, the Manager or any of their Affiliates, members, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to, or directly competitive with, those of the Company, (ii) in any way bind or restrict the Manager, the Sponsor or any of their Affiliates, members, officers, directors or employees from buying, selling or owning any real estate or real estate-related investments (equity or debt) or securities for their own accounts or for the account of others for whom the Manager, the Sponsor or any of their Affiliates, members, officers, directors or employees may be acting, or (iii) in any way prevent the Manager, the Sponsor or any of their Affiliates, members, officers, directors or employees from managing any other investment funds, accounts or other investment vehicles or complying with their obligations in connection therewith. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager, the Sponsor or any Affiliate, member officer, director or employee of the Manager or the Sponsor to others. The Company shall have the benefit of the Manager’s judgment and commercially reasonable effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its sole judgment made in good faith, will adversely affect the performance of its obligations under this Agreement.

(c)           In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 11(b) hereof or a Termination for Good Reason of this Agreement by the Manager pursuant to Section 13(b) hereof, for two (2) years after such termination of this Agreement, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who was employed by the Manager or any of its Affiliates on the date of termination. The Company acknowledges and agrees that, in addition to any damages, the Manager shall be entitled to equitable relief for any violation of this Section 3(c) by the Company, including injunctive relief.

(d)           The Manager shall use such names, trademarks and logos as may be adopted and designated by the Manager with respect to and in conjunction with the operation and management of the Company and other Properties managed by the Manager; provided, however, such names, trademarks and logos shall remain the exclusive property of the Manager. In the event this Agreement is terminated for any reason, or expires, all rights of the Company to use such names and such trademarks and logos shall be immediately terminated.

(e)           All Intellectual Property created or developed in connection with the Manager’s performance of this Agreement or otherwise and the Intellectual Property Rights associated therewith shall be the sole and exclusive property of the Manager. For the term of this Agreement, the Manager does hereby grant the Company a non-exclusive, worldwide, fully paid up, royalty free, non-sub-licensable, non-transferable license and right to use the Intellectual Property made or used in connection with the Manager’s performance of this Agreement for its business purposes. The Company will, upon request of the Manager, do execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by the Manager to carry out the intent of this Agreement or to otherwise perfect, record, confirm, or enforce the Manager’s rights in and to the Intellectual Property.

(f)            The Company, for itself and its Subsidiaries, shall take, and shall use its commercially reasonable efforts to cause the Board to take, all Necessary Actions reasonably required to enable the Manager to carry out its duties and obligations under, and as permitted by, this Agreement. For purposes of this Agreement, “Necessary Actions” shall mean, with respect to a specified result, all actions that are permitted by applicable law and applicable stock exchange rules as shall be necessary to cause such result. Such actions shall include, but not be limited to, adoption by the Board or committees of the Board of resolutions or other similar action by the Board or committees of the Board that are required to achieve such result.

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Section 4. Agency.

The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of investments of the Company, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board, holders of the Company’s securities or representatives or assets of the Company and the Subsidiaries.

Section 5. Bank Accounts.

At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality.

The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company (including the Board) or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, members, officers, directors, employees, agents, representatives, legal counsel, accountants, or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as required by law or legal process, or (vi) with the consent of the Company upon approval of a majority of the Independent Directors. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to use commercially reasonable efforts to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public, (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed or (D) is disclosed in the ordinary course of business, which the Manager, acting prudently, deems in its reasonable discretion to be necessary or appropriate in connection with carrying out its duties and obligations under this Agreement, subject to compliance with the Company’s Regulation FD disclosure obligations. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of two years.

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Section 7. Compensation.

(a)           For the services rendered under this Agreement, the Company shall pay the Base Management Fee, Acquisition Fees, Disposition Fees, the Incentive Fee, and the Property Management Fee to the Manager. The Manager will not receive any compensation for the period prior to the date hereof.

(b)           The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be calculated and pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation to the Company, together with reasonable supporting materials, within 30 days following the last day of each calendar quarter. The Company shall pay the Manager each installment of the Base Management Fee within five Business Days after the date of delivery to the Company of such calculations.

(c)           The Property Management Fee shall be payable in arrears in cash, in monthly installments commencing with the month in which this Agreement is executed. The Manager shall calculate each monthly installment of the Property Management Fee, and deliver such calculation to the Company promptly at the end of the month. The Company shall pay the Manager each installment of the Property Management Fee within five Business Days after the date of delivery to the Company of such calculations. The Manager may subcontract the performance of its property management and leasing services duties to third parties (including Affiliates) and pay all (or a portion) of the Property Management Fee to such persons with whom it contracts for these services. The Manager will be responsible for all fees payable to third parties (including Affiliates) in connection with subcontracted property management and leasing responsibilities.

(d)           The Acquisition Fees and Disposition Fees shall be payable in arrears in cash with respect to all acquisitions and dispositions of Property or other investments occurring after the date of this Agreement. The Manager shall calculate each Acquisition Fee and Disposition Fee, and deliver such calculation to the Company, within 10 days following each closing of an acquisition or disposition, as the case may be. The Company shall pay the Manager each Acquisition Fee and Disposition Fee within five Business Days after the date of delivery to the Company of such calculations.

(e)           The Incentive Fee will be calculated and payable in arrears in cash on a quarterly basis. The Manager shall calculate each quarterly Incentive Fee, and deliver such calculation to the Company, within 30 days following the last day of each calendar quarter; provided, that the first Incentive Fee calculation will not occur until after completion of four fiscal quarters (including the fiscal quarter in which the date of this Agreement falls) following the date hereof. The Incentive Fee shall be pro rated for partial quarterly periods based on the number of days in such partial period compared to a 90 day quarter. The Company shall pay the Manager each installment of the Incentive Fee within five Business Days after the date of delivery to the Company of such calculation.

Section 8. Expenses of the Company.

(a)           The Company shall bear all of its operating expenses, except those specifically required to be borne by the Manager under this Agreement. The Company shall pay directly all such expenses or, if and to the extent paid by the Manager or any of its Affiliates, shall reimburse the Manager or such Affiliate in accordance with this Section 8. The expenses required to be borne by the Company include, but are not limited to:

(i)             issuance and transaction costs incident to the acquisition, disposition and financing of Properties and other investments;

(ii)            legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Company by third-party service providers retained by the Manager;

(iii)           the fees and other compensation payable to the Independent Directors and the cost of liability insurance to indemnify the Company’s directors and officers;

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(iv)          the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);

(v)           expenses associated with securities offerings of the Company;

(vi)          expenses relating to the payment of distributions;

(vii)         expenses connected with communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

(viii)        transfer agent, registrar and exchange listing fees;

(ix)          the costs of printing and mailing proxies, reports and other materials to the Company’s shareholders;

(x)           costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Company;

(xi)          reasonable costs and out of pocket expenses incurred by directors, officers, employees or other agents of the Company and the Manager for travel on the Company’s behalf;

(xii)         the portion of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials that are allocable to the Company in accordance with the expense allocation policies of the Manager or such Affiliates;

(xiii)        settlement, clearing, and custodial fees and expenses;

(xiv)        all taxes and license fees;

(xv)         all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Company’s business, including but not limited to errors and omissions insurance covering activities of the Manager, the Sponsor, their respective Affiliates and any of their employees relating to the performance of the Manager’s duties and obligations under this Agreement or of the Sponsor’s duties under the Administration Agreement, except that, for the avoidance of doubt, the Company shall not be required to reimburse the insurance premiums incurred by the Manager for employer liability insurance;

(xvi)        all other actual out of pocket costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of originating, acquiring, owning, financing, operating, rehabilitating, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xvii)       any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, officer, member, general partner, manager or employee of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, officer, member, general partner, manager or employee by any court or governmental agency, or settlement of pending or threatened proceedings;

(xviii)      the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, the cost of obtaining tax advice and the preparation of any tax returns, all taxes and license fees and all insurance costs incurred on the Company’s behalf;

(xix)        expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for the Company and separate from offices of the Manager;

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(xx)         the costs of the wages, salaries and benefits incurred by the Manager with respect to any Dedicated Employees that the Manager elects to provide to the Company pursuant to Section 3(a) above; provided that (A) if any Dedicated Employee devotes less than 100% of his or her working time and efforts to matters related to the Company and its business, the Company shall be required to bear only a pro rata portion of the costs of the wages, salaries and benefits incurred by the Manager with respect to such Dedicated Employee based on the percentage of such employee’s working time and efforts spent on matters related to the Company, (B) the amount of such wages, salaries and benefits paid or reimbursed with respect to the Dedicated Employees shall be subject to the approval of the Compensation Committee of the Board and, if required by the Board, of the Board and (C) during the one (1) year period following the date of this Agreement, the aggregate amount of cash compensation paid to Dedicated Employees by the Company, or reimbursed by the Company to the Manager in respect thereof, shall not exceed $500,000;

(xxi)        any equity-based compensation that the Company, upon the approval of the Board or the Compensation Committee of the Board, elects to pay to any director, officer or employee of the Company or the Manager or any of the Manager’s Affiliates who provides services to the Company or any of the Subsidiaries; and

(xxii)       all other costs and expenses approved by the Board.

(b)           Other than as expressly provided above, the Company will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates. In particular, the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees, other than as described in Section 8(a)(xx) and Section 8(a)(xxi) above.

(c)           Subject to any required Board approval, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of non-Affiliate third party accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, contractors, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. In lieu of retaining non-Affiliate third service providers as described in the preceding sentence, the Manager shall have the right to retain, on behalf of and at the cost and expense of the Company, Affiliates of the Manager, or to direct officers or employees of the Manager or its Affiliates, to provide any services that the Manager deems necessary or advisable in connection with the management and operations of the Company and its Properties and other investments, provided that the amounts paid by the Company for such services do not exceed the fees and expenses that a commercially reasonable third party service provider would have charged for such services. If the Manager proposes to retain any Affiliate of the Manager, or to direct officers or employees of the Manager or its Affiliates, to provide any services that the Manager deems necessary or advisable in connection with the management and operations of the Company and its Properties and other investments pursuant to the preceding sentence, then such arrangement shall be subject to the prior approval of a majority of the Independent Directors. The provisions of this Section 8(c) shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(d)           Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 8(d) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment in connection with the annual audit of the Company. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 9. Limits of the Manager’s Responsibility.

(a)           The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager or, if applicable, the Sponsor, including as set forth in the Investment Guidelines. The Manager and its Affiliates and their respective controlling Persons, members, directors, officers, managers, employees, partners, owners and stockholders, will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders or any of their respective controlling Persons, directors, trustees, managers, officers, members, employees, partners or security holders for any acts or omissions by the Manager or any such Person performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions found by a court of competent jurisdiction in a final, non-appealable judgment to be attributable to bad faith, willful misconduct or gross negligence of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates and their respective controlling Persons, members, directors, officers, employees, managers, owners and stockholders (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting fraud, bad faith, willful misconduct or gross negligence of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager Indemnified Parties will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process or in the trade process.

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(b)           The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager found by a court of competent jurisdiction in a final, non-appealable judgment to be attributable to the gross negligence, willful misconduct, fraud or bad faith on the part of any such Person, and (ii) any claims by any of the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment by the Manager or any of its Affiliates, as applicable.

(c)           In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d)           Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if it shall be determined by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.

(e)           The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

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Section 10. No Joint Venture; Independent Contractor.

The Company and any Subsidiary on the one hand and the Manager or its Affiliates and members on the other hand are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The parties hereto expressly acknowledge and agree that the Manager is at all times acting and performing under this Agreement as an independent contractor, retaining control over and responsibility for its own operations and personnel, and that no act or omission by either the Company or the Manager shall be construed to make or constitute the other its partner, member, principal, agent, joint venturer or associate and the parties agree to report the foregoing treatment of the Manager for tax purposes in any applicable tax filing.

Section 11. Term; Renewal; Termination Without Cause.

(a)           This Agreement shall become effective on the date hereof and shall continue in operation, unless terminated in accordance with the terms hereof, until the fifth anniversary of the date hereof (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 11(b) or Section 11(d), respectively.

(b)           Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 180 days’ prior written notice to the Manager (the “Termination Notice”), upon the affirmative vote of at least two-thirds of the Independent Directors that (1) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Base Management Fee, Incentive Fees, Acquisition Fees, Disposition Fees and Property Management Fees, taken as a whole, payable to the Manager are unfair (determined after reasonable inquiry by the Independent Directors as to the market rates charged by similarly situated managers), subject to Section 11(c) below, the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”). In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 13 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)           Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that at least two-thirds of the Independent Directors have determined that the Base Management Fee, Incentive Fees, Acquisition Fees, Disposition Fees and Property Management Fees, taken as a whole, payable to the Manager are unfair in accordance with the paragraph above, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term under a fee arrangement that at least two-thirds of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee, Incentive Fees, Acquisition Fees, Disposition Fees and Property Management Fees, taken as a whole, payable to the Manager by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate such fees. Thereupon, the Company and the Manager shall endeavor to negotiate such fees in good faith. Provided that the Company and the Manager agree to a revised fee arrangement or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, Incentive Fees, Acquisition Fees, Disposition Fees and Property Management Fees payable to the Manager or other compensation structure shall reflect the revised fee arrangement or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised fee arrangement or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised fee arrangement or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

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(d)           No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 11(d).

(e)           Except as set forth in this Section 11, a termination or nonrenewal of this Agreement pursuant to this Section 11 shall be without any further liability or obligation of either party to the other, except as provided in Section 6, Section 8, Section 9 and Section 15 of this Agreement.

(f)            The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 12. Assignments.

(a)           Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Manager, conditioned on such Affiliate becoming a party to, or becoming subject to the rights and obligations of and the Services Agreement, (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Advisors Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

Notwithstanding the foregoing, any change in control of any direct or indirect owner of equity interest in the Manager, or of any Affiliate thereof, shall not be deemed to constitute an assignment of this Agreement by the Manager and shall not be subject to the consent of the Company or the Board.

(b)           Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 13. Termination for Cause; Termination for Good Reason.

(a)           The Company may terminate this Agreement effective upon at least 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager, or (iv) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 13(a)(iv).

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(b)           The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Manager determines that an event or circumstances constituting “Good Reason” shall have occurred, and the Company shall not have remedied such event or circumstances to the reasonable satisfaction of the Manager within 30 days after written notice thereof. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 13(b).

(c)           The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 14. Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Sections 11, 12, or 13 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(b) hereof or not renewed pursuant to Section 11(b) hereof (subject to Section 11(c) hereof), the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a)           after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)           deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries;

(c)           deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager; and

(d)           use commercially reasonable efforts to cooperate with the Company or any persons or entity designated by the Board to succeed the Manager as the manager of the Company (a “Successor Manager”) to accomplish an orderly transfer of the operation and management of the Company and its investment activities to such Successor Manager. For a period of thirty (30) days after the effective date of any termination of this Agreement, the Manager shall make its officers reasonably available during normal business hours to answer questions from and consult with the Company or designated representatives of any Successor Manager with respect to the Company’s business, operations and investment activities during the period prior to the termination.

Section 15. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section 15, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its Affiliates, members, directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 15. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 9 of this Agreement.

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Section 16. Representations and Warranties.

(a)           The Company hereby represents and warrants to the Manager as follows:

(i)             The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the applicable jurisdiction, has the corporate power and authority and the legal right to own and operate its assets, to lease any Property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of Property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii)            The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company or any of the Subsidiaries, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company or any Subsidiary, or the Governing Instruments of, or any securities issued by the Company or any Subsidiary or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its Property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)           The Manager hereby represents and warrants to the Company as follows:

(i)             The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the Property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of Property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)            The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

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(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its Property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 17. Miscellaneous.

(a)           Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email transmission or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 17):

If to the Company and
the Operating Partnership:	Roberts Realty Investors, Inc.
c/o Avenue Capital Group
399 Park Avenue
New York, New York 10022
Attention: Edward Gellert
Telephone: 212-850-7534
Email: egellert@avenuecapital.com

With a copy to:	Hunton & Williams LLP
River Front Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention: Daniel M. LeBey, Esq.
Telephone: (804) 788-7366
Email: dlebey@hunton.com

If to the Manager:	c/o Avenue Capital Group
399 Park Avenue
New York, New York 10022
Attention: Edward Gellert
Telephone: 212-850-7534
Email: egellert@avenuecapital.com

With a copy to:	Daniel LeBey
Hunton & Williams LLP River Front Plaza, East Tower 951 East Byrd Street Richmond, VA 23219
Attention:
Telephone: (804) 788-7366
Email: dlebey@hunton.com

(b)           Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c)           Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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(d)           Amendments. This Agreement and any terms hereof may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)           GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)            WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)           Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)             Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j)             Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)           Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by email in .pdf form), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)             Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

Roberts Realty Investors, Inc.

By:	/s/ Charles S. Roberts
Name:	Charles S. Roberts
Title:	CEO and President

Roberts Properties Residential, L.P.

By:  Roberts Realty Investors, Inc., its general partner

By:	/s/ Charles S. Roberts
Name:	Charles S. Roberts
Title:	President

A-III MANAGER LLC

By:	/s/ Edward Gellert
Name:	Edward Gellert
Title:	Authorized Signatory

[Signature page to Management Agreement]

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Exhibit A

Investment Guidelines

(a)           No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code following the requalification of the Company as a REIT (which is anticipated to be January 1, 2015 or 2016).

(b)           A priority of the Company initially will be to dispose of the four legacy properties.

(c) Target Assets:	Multifamily, office, mixed use office (i.e., properties that are primarily office, including commercial office properties with a retail, parking, self-storage or other component), retail, industrial, healthcare and lodging properties, as well as preferred equity or debt instruments secured by mortgages on these types of properties, B pieces or mezzanine loans secured by pledges of equity interests in entities that own these types of properties or other forms of subordinate debt in connection with these types of properties.

(d) Excluded Assets:	For-sale condominium conversion or condominium development projects.

(e) Investment Policy:	The Company will generally target wholly-owned Target Assets; however, the Company may make majority or minority investments alongside partners, so long as the Company maintains full or shared control over day-to-day management and major decisions. While the Company is not prohibited from engaging in development of Target Assets, it is not anticipated that the Company would undertake significant ground-up development projects until later in its lifecycle.

(f) Investment Structures:

Acquisitions may take the form of simple purchase contracts but may also take the form of forward purchase contracts and purchase option agreements for properties and as such transactions may involve structured investments, including mezzanine or preferred structures.

(g)           Prior to completion of the disposition of the Company’s legacy assets and completion of one or more capital raising transactions in which the Company raises an aggregate of at least $100 million of new equity capital, the Manager will not be subject to any specific quantitative investment parameters, but the Manager will obtain the approval of the Board of Directors with respect to any single investment in which more than 25% of the Company’s total equity is invested.

(h)           Following completion of the disposition of the Company’s legacy assets and completion of one or more capital raising transactions in which the Company raises an aggregate of at least $100 million of new equity capital, the quantitative investment parameters for capital deployment shall be as follows:

•	No more than 33% of the Company’s total assets can be invested in any one single asset, except as approved by the Board of Directors;
•	No more than 33% of the Company’s total assets may be invested in any one MSA, except as approved by the Board of Directors; and
•	The Company’s aggregate borrowings (for the Company’s assets as a whole) cannot exceed 75% of the aggregate cost of its tangible assets at the time of the next new borrowing, except as approved by the Board of Directors.

(h)           Target unleveraged IRRs of 9% or greater or leveraged IRRs of 12% or greater.

(i)            Pending investment of the Company’s capital in the Target Assets or other assets permitted under these guidelines, as described above, the Manager may invest any cash or excess cash reserves of the Company, including cash from operations, capital transactions and the proceeds of any future offerings of the Company’s securities, in short-term investments, subject to the requirements for the Company’s qualification as a REIT under the Code following the requalification of the Company as a REIT.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.

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